Exhibit 99.1

Western Uranium Corporation Announces Appointment of Robert Klein

as Chief Financial Officer Replacing Andrew Wilder

FOR IMMEDIATE RELEASE

October 19, 2016. Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces that the Board of Directors has appointed Mr. Robert Klein as Chief Financial Officer of the Company effective immediately. Mr. Klein replaces Andrew Wilder who has resigned as Chief Financial Officer of Western to allow him to focus on new business interests. Mr. Wilder will continue to serve as a director of the Company.

Mr. Klein holds the CFA Chartered Financial Analyst designation and has been a key member of the financial team providing support to Mr. Wilder, Western and its predecessor company, Piñon Ridge Mining, LLC since its 2014 formation. In his former capacity as Vice President-Finance, he had a leading role in the completion of quarterly financials, accounting, taxation, implementation of acquisition transactions, and the public listing of the stock on both the CSE and the OTCQX Best Market. As a result, Mr. Klein has both a historical perspective and is intimately familiar with all financial and business aspects of the Company.

Mr. George Glasier, President & CEO commented, “We are pleased that Rob has accepted the offer to assume the increased responsibilities of Chief Financial Officer of Western Uranium. Because of his past role and relationship with the Western management team and the firm’s stakeholders, Rob is uniquely qualified and has proven himself ready to assume a more senior role in the financial affairs of the Company. Rob will continue to be located in Greenwich, Connecticut. I would like to thank Andrew Wilder for fulfilling the CFO role from the early days of Western Uranium. Andrew has agreed to provide continued support to Mr. Klein during his transition from Vice President-Finance to Chief Financial Officer.”

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com